                                                                     Exhibit 3.5

                          CERTIFICATE OF DESIGNATION OF
                             SERIES B 13% CUMULATIVE
                      ACCRUING PAY-IN-KIND PREFERRED STOCK
                                       OF
                        UNIVERSAL HOSPITAL SERVICES, INC.


         1. Designation. The Preferred Stock of Universal Hospital Services, Inc. (the "Company") created and authorized for issuance hereby shall be designated as "Series B 13% Cumulative Accruing Pay-In-Kind Preferred Stock" (the "Series B Preferred Stock"). The Series B Preferred Stock created and authorized for issuance hereby will, in the aggregate, consist of 25,000 shares of Series B Preferred Stock.

         2. Priority. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued, rank: (a) on parity with any other series of Preferred Stock established hereafter by the Board of Directors, the terms of which shall specifically provide that such series shall rank on parity with the Series B Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution (any and all of such series of Preferred Stock to which the Series B Preferred Stock ranks on parity being collectively referred to herein as "Parity Securities"); (b) junior to any other series of Preferred Stock established hereafter by the Board of Directors, the terms of which shall specifically provide that such series shall rank senior to the Series B Preferred Stock with respect to dividend rights or rights on liquidation, winding up or dissolution (any and all of such series of Preferred Stock to which the Series B Preferred Stock ranks junior being collectively referred to herein as "Senior Securities"); and (c) senior to the Common Stock, $.01 par value per share, of the Company (the "Common Stock") and, subject to clauses (a) and (b) hereof, any other equity securities of the Company (all of such equity securities of the Company to which the Series B Preferred Stock ranks senior, including without limitation the Common Stock, being collectively referred to herein as "Junior Securities").

         3. Dividends; Payment Priorities.

         (a) Entitlement; Accrual; Payment. Holders of shares of Series B Preferred Stock shall be entitled to receive out of funds legally available therefor ("Legally Available Funds"), cumulative dividends at an annual rate of 13% per share, with the Series B Preferred Stock valued at the Liquidation Value (as defined below) per share (and with the dividends calculated on the basis of the Liquidation Value per dividend share), payable (where applicable, in accordance with the terms and provisions of Section 4 (as part of the liquidation preference) or Section 5) with respect to periods ending on December 31 of each year and on (i) the Liquidation Date (as defined below), (ii) the Mandatory Redemption Date (as defined below) and (iii) each Optional Redemption Date (as de-fined below), and on such other date or dates, and with respect to such other or interim period or periods, if any, ending on such date or dates, as determined by the Board of Directors (each of such dates being a "Dividend Accrual Date"), except that if such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on a date and with respect to a period ending on the next date that is not a Saturday, Sunday or legal holiday (a "Business Day"). Each of such dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there are then Legally Available Funds), without interest, on a daily basis from the first day of the period with respect to which such dividend shall be payable as provided herein; provided, however, that with respect to the first Dividend Accrual Date following the issuance of shares of Series B Preferred Stock, such dividend shall accrue from the date of issuance of such shares. The date upon which the Company originally issues any share of Series B Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series B Preferred Stock is made on the stock records of the Company, and regardless of the number of certificates which may be issued to evidence such share of Series B Preferred Stock. All accrued and unpaid dividends shall be compounded annually at a rate of 13%. Dividends payable with respect to any dividend period of more or less than one year shall be computed on the basis of a 360-day year and the actual number of days elapsed in that period. All dividends hereunder shall be paid only in shares of Series B Preferred Stock. Dividends shall be payable to holders of shares of Series B Preferred Stock only upon the Liquidation Date (as part of the liquidation preference under Section
4) or redemption of such shares pursuant to Section 5 on the Mandatory Redemption Date or applicable Optional Redemption Date or on such other date after the declaration thereof by the Board of Directors as the Board of Directors may from time to time determine (such date, as it relates to the payment of dividends, is referred to herein as the "Dividend Payment Date"). No dividend shall be declared or paid on shares of Series B Preferred Stock if the declaration or payment thereof would violate the terms or provisions of any instrument or agreement governing indebtedness of the Company (including without limitation any note, debenture or indenture).

         (b) Issuance of Dividend Shares. All dividends paid in additional shares of Series B Preferred Stock shall be deemed issued on the applicable Dividend Payment Date and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges.

         (c) No Cash Dividends. No cash dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company.

         (d) Priority With Respect to Senior and Parity Securities. If at any time the Company shall have failed to pay all dividends which have accrued on any outstanding shares of Senior Securities or Parity Securities at the times such dividends are payable, unless otherwise provided in the terms of the Senior Securities or the Parity Securities, no dividend shall be paid or set apart for payment by the Company on shares of Series B Preferred Stock unless prior to or concurrently with such payment or setting apart for payment, all accrued and unpaid dividends then payable on all outstanding shares of such Senior Securities and Parity Securities shall have been paid or set apart for payment, respectively, without interest; provided, however, that in the event such failure to pay accrued dividends is with respect only to the outstanding shares of Series B Preferred Stock and any outstanding shares of any Parity Securities, dividends may be paid or set apart for payment, without interest, pro rata on shares of Series B Preferred Stock and shares of such Parity Securities so that the amounts of any dividends paid or set apart for payment on shares of Series B Preferred Stock and shares of such Parity Securities shall in all cases bear to each other the same ratio that, at the time of such payment or setting apart for payment, the amounts of all accrued but unpaid dividends on shares of Series B Preferred Stock and shares of such Parity Securities bear to each other. Notwithstanding anything herein to the contrary, no cash dividends may be paid on shares of Parity Securities pursuant to the proviso in the preceding sentence. Any dividend not paid pursuant to Section 3(a) or this Section 3(d) shall be fully cumulative and shall accrue (whether or not declared), without interest, on a compound basis and otherwise as set forth in Section 3(a). The proceeds of the initial offering of the shares of Series B Preferred Stock are being used by the Company immediately after such initial offering to redeem and retire all outstanding shares of the Company's Series A 12% Cumulative Convertible Accruing Pay-In-Kind Preferred Stock, which redemption is acknowledged and expressly permitted hereby.

         (e) Priority With Respect to Junior Securities.

                  (i) Holders of shares of Series B Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) in preference to and in priority over any dividends upon any of the Junior Securities.

                  (ii) So long as any shares of Series B Preferred Stock are outstanding, the Company shall not pay or set apart for payment any dividend on any of the Junior Securities or make any distribution in respect thereof and to the holders thereof, either directly or indirectly, whether in cash, obligations or shares of the Company or other property (other than dividends or distributions payable solely in the same Junior Securities), unless prior to or concurrently with such payment or distribution, as the case may be, all accrued and unpaid dividends, if any, on the shares of Series B Preferred Stock (whether or not declared) shall have been declared and paid.

                  (iii) So long as any shares of Series B Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment any money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition of, or purchase, redeem, retire or otherwise acquire for value, any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, and shall not permit any company or other entity directly or indirectly controlled by (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Company to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, (A) unless prior to or concurrently with such payment, setting apart for payment, purchase or redemption, as the case may be, all accrued and unpaid dividends, if any, on shares of Series B Preferred Stock (whether or not declared) shall have been declared and paid and (B) if the Company shall be in default of its obligations under Section 5 hereof.

                  (iv) Subject to the foregoing provisions of this Section 3, the provisions of the Preferred Stock and Warrant Purchase Agreement dated December 18, 1998 between the Company and ReliaStar Financial Corp. and any other applicable contractual obligations relating to dividends, distributions, purchases and redemptions, the Company may pay or set apart for payment dividends and other distributions on any of the Junior Securities and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for any of the

         Junior Securities, and the holders of the shares of Series B Preferred Stock shall not be entitled to share in any such dividends, distributions or proceeds.

         4. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount in cash equal to $1,000, appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected (the "Liquidation Value"), for each share out-standing plus an amount in cash equal to all accrued and unpaid dividends on such share (whether or not declared and whether or not there are then Legally Available Funds) (calculated on the basis of the Liquidation Value per dividend share) to and including the date of liquidation (the "Liquidation Date"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; provided, however, that the holders of outstanding shares of Series B Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities shall have been paid in full. No full preferential payment on account of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shall be made to the holders of any class of Parity Securities unless there shall likewise be paid at the same time to holders of Series B Preferred Stock the full amounts to which such holders are entitled with respect to such distribution. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B Preferred Stock and outstanding shares of Parity Securities, then the holders of all such shares shall share pro rata in such distribution of assets in accordance with the full respective preferential amounts that would be payable on such shares of Series B Preferred Stock and such shares of Parity Securities if all amounts payable thereon were paid in full.

         5. Redemption.

         (a) Mandatory Redemption. All of the shares of Series B Preferred Stock are subject to mandatory redemption by the Company, out of Legally Available Funds, in accordance with the terms and provisions of this Section 5(a). At or prior to the Mandatory Redemption Date (as defined below), the Company, by resolution of its Board of Directors, shall declare a dividend on the Series B Preferred Stock to be redeemed, which shall be in an amount equal to any accrued and unpaid dividends on such Series B Preferred Stock to and including the Mandatory Redemption Date. Redemptions shall be made at a per share redemption price equal to the Liquidation Value per share plus an amount in cash equal to all dividends thereon declared pursuant to this Section 5(a) (calculated on the basis of the Liquidation Value per dividend share) (the "Mandatory Redemption Price") on the earlier to occur of (i) the first time after a Change of Control (as defined below) that (A) all of the Company's 10.25% Senior Notes due 2008 shall have been repaid, retired or redeemed and (B) the Company shall be permitted to redeem these shares in conformance with the terms or provisions of other agreements or instruments for or with respect to capital stock or indebtedness of the Company to which the Company is, or may become, a party or subject (including without limitation any notes, debentures, indentures or certificates designating additional series of the Preferred Stock) or (ii) 5:00 p.m., Minneapolis, Minnesota time, on August 17, 2008 (such earlier date and time, the "Mandatory Redemption Date").

         (b) Optional Redemption by the Company.

                  (i) To the extent permitted by law and the terms or provisions of other agreements or instruments for or with respect to capital stock or indebted-ness of the Company to which the Company is, or may become, a party or subject (including without limitation any notes, debentures, indentures or certificates designating additional series of the Preferred Stock), the outstanding shares of Series B Preferred Stock shall be redeemable, at the option of the Company, in whole at any time or from time to time in part, out of Legally Available Funds, in accordance with the terms and provisions of this Section 5(b). Immediately prior to authorizing or making any such redemption with respect to the Series B Preferred Stock (and in no event later than the applicable Optional Redemption Date (as defined below)), the Company, by resolution of its Board of Directors, shall declare a dividend on the Series B Preferred Stock to be redeemed, which shall be in an amount equal to any accrued and unpaid dividends on such Series B Preferred Stock to and including the applicable Optional Redemption Date. Redemptions shall be made on the date specified in the Redemption Notice (as defined in paragraph (d) of this Section 5) therefor (such date, with respect to any redemption at the option of the Company under this paragraph (b), the "Optional Redemption Date"), upon giving notice as provided in paragraph (d) of this Section 5, at the following per share redemption prices (expressed as percentages of the Liquidation Value), if redeemed during the twelve-month period commencing at 5:00 p.m., Minneapolis, Minnesota time, on August 17 of the year set forth below, plus, in each such case, an amount in cash equal to all dividends on that share declared pursuant to the preceding sentence (calculated on the basis of the applicable percentage of the Liquidation Value per dividend share):


                Year                           Percentage
                ----                           ----------
                1998                           105.00%
                1999                           104.50
                2000                           104.00
                2001                           103.50
                2002                           103.00
                2003                           102.50
                2004                           102.00
                2005                           101.50
                2006                           101.00
                2007                           100.50


(the "Company Redemption Price").

         (ii) To the extent permitted by law and the terms or provisions of agreements or instruments for or with respect to capital stock or indebtedness of the Company to which the Company is, or may become, a party or subject (including without limitation any notes, debentures, indentures or certificates designating additional series of the Preferred Stock), the Company may, at its option, use the net cash proceeds of one or more public offerings of the Common Stock providing the Company with aggregate net proceeds equal to or in excess of $10,000,000 (a "Qualified Offering") to redeem outstanding shares of Series B Preferred Stock, in whole at any time or from time to time in part, out of Legally Available Funds, within 180 days after the closing of that Qualified Offering as set forth herein. Immediately prior to authorizing or making any such redemption with respect to the Series B Preferred Stock (and in no event later than the applicable Optional Redemption Date), the Company, by resolution of its Board of Directors, shall declare a dividend on the Series B Preferred Stock to be redeemed, which shall be in an amount equal to any accrued and unpaid dividends on such Series B Preferred Stock to and including the applicable Optional Redemption Date. Redemptions shall be made on the applicable Optional Redemption Date, upon giving notice as provided in paragraph (d) of this Section 5, at a per share redemption price equal to the Liquidation Value plus an amount in cash equal to all dividends on that share declared pursuant to the preceding sentence (calculated on the basis of the Liquidation Value per dividend share) (the "Offering Redemption Price" and together with the Mandatory Redemption Price and the Company Redemption Price, the "Redemption Price").

         (c) Change of Control. "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any person or entity or group of related persons or entities (a "Group") for purposes of Section 13(d) of the Exchange Act, together with any affiliates (as defined in Rule 12b-2 under the Exchange
Act) thereof, other than to J.W. Childs Equity Partners, L.P. or its affiliates;
(ii) any person, entity or Group (other than J.W. Childs Equity Partners, L.P. or its affiliates) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (iii) the consolidation or merger of the Company with one or more other companies or entities; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

         (d) Redemption Notice. The Company shall deliver a notice of each redemption by first-class mail, postage prepaid, to each holder of record of shares of Series B Preferred Stock at such holder's address as the same appears on the stock books of the Company's transfer agent (the "Redemption Notice"). For each redemption, the Redemption Notice shall state: (i) the Mandatory Redemption Date or the applicable Optional Redemption Date (which shall be no less than 15 nor more than 30 calendar days following the mailing of the Redemption Notice); (ii) the Redemption Price for the Series B Preferred Stock to be redeemed; (iii) the accrued but unpaid dividends due on each share (and all shares) of Series B Preferred Stock held by such holder as of the Mandatory Redemption Date or such Optional Redemption Date; (iv) that payment of the Redemption Price will be made upon proper presentation and surrender of such certificates for shares of Series B Preferred Stock; (v) the place or places where, and the procedures pursuant to which, certificates for such shares are to be presented and surrendered for payment of the Redemption Price; (vi) that, as applicable, (A) unless the Company defaults in the payment of the Redemption Price for the shares being redeemed, dividends shall cease to accrue on any outstanding shares of Series B Preferred Stock following the Mandatory Redemption Date or (B) unless the Company defaults in the payment of the Redemption Price for the shares being redeemed, dividends on the shares to be redeemed shall cease to accrue following such Optional Redemption Date; (vii) the aggregate number of shares of Series B Preferred Stock being redeemed and, if a partial redemption, that the shares have been selected by the Company for redemption pro rata; (viii) in the case of a redemption pursuant to paragraph
(b) of this Section 5, that any shares of Series B Preferred Stock not redeemed will continue to accrue dividends in accordance with the terms of Section 3;
(ix) as applicable, that holders whose shares of Series B Preferred Stock are being redeemed only in part will be issued new certificates representing shares not redeemed by the Company; and (x) that accrued and unpaid dividends on the Series B Preferred Stock up to and including the Mandatory Redemption Date or such Optional Redemption Date, as applicable, will be paid to holders as part of the Redemption Price in respect of shares redeemed by the Company in accordance with the terms set forth herein.

         (e) Redemption Effects and Procedures.

                  (i) The Redemption Notices having been mailed in accordance with paragraph (d) of this Section 5, on and after the Mandatory Redemption Date or any Optional Redemption Date, as applicable, unless the Company shall be in default in providing money for the payment of the Redemption Price for the shares being redeemed, (x) dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accrue, (y) as provided for in Section 9, said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Series B Preferred Stock, and (z) all rights of the holders thereof as holders of those redeemed shares of Series B Preferred Stock (except the right to receive from the Company the Redemption Price, without interest thereon, upon presentation and surrender of the certificates evidencing such shares) shall cease. The Company's obligation to pay the Redemption Price with respect to any redemption hereunder shall be deemed ful-filled if, on or before the Mandatory Redemption Date or applicable Optional Redemption Date, the Company shall deposit with a bank or trust company having both (A) an office or agency either in the Borough of Manhattan, City of New York or in the City of Minneapolis and (B) capital and surplus of at least $500,000,000 an amount equal to the Redemption Price in respect of all shares so redeemed by the Company, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of Series B Preferred Stock so called for redemption. Any funds so deposited and unclaimed at the end of three years from the Mandatory Redemption Date or such Optional Redemption Date, as applicable, shall be released or repaid to the Company, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of Series B Preferred Stock so called for redemption shall look only to the Company for payment of the Redemption Price. Any interest accrued on such funds shall be paid to the Company from time to time.

                  (ii) Upon proper presentation and surrender in accordance with the Redemption Notice of the certificates for any shares of Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer), such shares shall be redeemed by the Company at the

         Redemption Price. In the event of a partial redemption of the Series B Preferred Stock, shares to be re-deemed shall be selected by the Company pro rata. If fewer than all the shares represented by any certificate are redeemed, the Company's transfer agent for the Series B Preferred Stock shall promptly mail to each holder or in accordance with such holder's instructions, if any, a certificate representing shares represented by the surrendered certificate but not redeemed.

         (f) Delayed Payment. If the Company is unable to redeem any shares of Series B Preferred Stock because there are not then Legally Available Funds or such redemption otherwise would violate, or create any liability on the part of the directors of the Company under, the applicable laws of the State of Minnesota, the Company shall not be obligated to redeem such shares at such time but shall redeem such shares as soon thereafter as the restrictions precluding such redemption or imposing such liability shall no longer be applicable; provided, however, that in the event such restrictions shall at any time no longer be applicable with respect to some, but not all, of the shares of Series B Preferred Stock subject to redemption, the Company shall redeem such lesser number of shares of Series B Preferred Stock on a pro rata basis, with the remainder being redeemed in accordance with this paragraph (f) after such restrictions shall no longer be applicable to such remainder. Unpaid dividends shall continue to accrue on shares of Series B Preferred Stock to and including the date on which such shares are actually redeemed.

         (g) Election Irrevocable. The election by the Company to redeem shares of Series B Preferred Stock pursuant to paragraph (b) of this Section 5 shall become irrevocable upon delivery of the Redemption Notice to the holders of Series B Preferred Stock.

         (h) Possibility of Issuer Tender Offer. If the Company at any time were to have a class of equity securities registered pursuant to Section 12 of the Exchange Act, the redemption options of the Company in respect of the Series B Preferred Stock pursuant to this Section 5 might be deemed to constitute an "issuer ten-der offer" as defined in Rule 13e-4 under the Exchange Act, and in such event, such redemption transaction may be subject to the requirements of Rule 13e-4, including the filing of an Issuer Tender Offer Statement on Schedule 13E-4 with the Securities and Exchange Commission and the furnishing of certain information contained therein to the holders of Series B Preferred Stock. In such event, the Company will comply with all appropriate rules and regulations applicable to "issuer tender offers" at such time and will inform the holders of Series B Preferred Stock of their rights thereunder. In addition, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the redemption of shares pursuant to this Section 5.

         6. Voting Rights.

         (a) General. Except as herein provided or as otherwise required by law, holders of Series B Preferred Stock shall not be entitled to voting rights.

         (b) Class Vote. Holders of Series B Preferred Stock shall have a separate vote as a single class only when, as and if required under applicable law and as set forth in the next succeeding sentence. In addition to any requirements of applicable law, the Company shall not (i) establish, create, authorize or issue any shares of Senior Securities, (ii) establish, create, authorize or issue any shares of Parity Securities, except to the extent and in accordance with the requirements of paragraph (d) of this
Section 6, or (iii) amend the Amended and Restated Articles of Incorporation, as amended, including any certificate of designation for preferred stock (including without limitation any such amendment in or in connection with a merger, consolidation, plan of exchange or otherwise, but excluding any such amendment made in connection with clause (ii) of this paragraph (b) of Section 6), in a manner which adversely affects the rights of the holders of the Series B Preferred Stock, in any such case without the approval of the holders representing a majority of the shares of Series B Preferred Stock then issued and outstanding voting together as a single class; provided, however, that no such amendment effected in or in connection with a merger, consolidation, plan of exchange or otherwise shall be deemed to adversely affect the rights of the holders of the Series B Preferred Stock unless the amendment effects a change in the terms of the Series B Preferred Stock set forth in this Certificate which adversely affects the rights of the holders of the Series B Preferred Stock.

         (c) Quorum; Voting. At each meeting of shareholders at which the holders of shares of Series B Preferred Stock shall have the right, voting separately as a single class, to take any action, the presence in person or by proxy of the holders of record of at least 50% of the shares of Series B Preferred Stock outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At each such meeting, each holder of shares of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock then held. In the absence of a quorum of the holders of shares of Series B Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series B Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

         (d) Special Provisions Regarding Parity Securities. Holders of Series B Preferred Stock shall not have a separate vote as a single class as to the establishment, creation, authorization or issuance of any shares of Parity Securities (i) with a fair value (determined as set forth in the next succeeding sentence of this Section 6(d)) less than or equal to $20,000,000 in the aggregate (including all other Parity Securities outstanding (valued at their fair value) but not, except as otherwise provided below, including Parity Securities described in clause (ii) of this sentence) or (ii) established, created or authorized for issuance to, or issued to and, if so issued, owned by, JWC Equity Funding, Inc. (or an Affiliate (as defined under the Exchange Act) thereof which is organized for the purpose of providing mezzanine financing to companies in which J.W. Childs Equity Partners, L.P. has an equity interest) for the purpose of providing interim financing (for a period not to exceed one year) for acquisitions or other business transactions to which the Company or one of its subsidiaries is a party. The "fair value" of Parity Securities for purposes of the entirety of this Section 6(d) is equal to the per share price at which the Parity Securities were originally issued and sold by the Company, as determined in good faith by the Board of Directors of the Company, multiplied by the number of shares of Parity Securities (excluding any Parity Securities paid out as dividends on Parity Securities) for which the fair value is sought. For any establishment, creation, authorization or issuance of Parity Securities involving an aggregate (together with all other Parity Securities, except Bridge Parity Securities outstanding less than one year from the date of actual issuance) fair value in excess of $10,000,000, the Company shall obtain a favorable opinion as to the fairness to the Company of that establishment, creation, authorization or issuance from a financial point of view from an investment bank, financial advisory firm or nationally recognized accounting firm. If Parity Securities issued pursuant to clause (ii) of the first sentence of this Section 6(d) ("Bridge Parity Securities") remain outstanding one year after the date of initial issuance and such Bridge Parity Securities, together with other Parity Securities which are not Bridge Parity Securities (but including all other Bridge Parity Securities outstanding one year or more from the date of initial issuance) then outstanding, have an aggregate fair value at that time in excess of $20,000,000, then holders of shares of Series B Preferred Stock shall determine, by a separate vote as a class, whether the existence of the Bridge Parity Securities should be continued or whether, in the alternative, the terms of the Bridge Parity Securities should be modified to convert the Bridge Parity Securities into Junior Securities. Continuation in existence of the Bridge Parity Securities and modification of the terms of the Bridge Parity Securities to convert the Bridge Parity Securities into Junior Securities shall be the only options. If Bridge Parity Securities remain outstanding one year after the date of initial issuance and such Bridge Parity Securities, together with other Parity Securities which are not Bridge Parity Securities (but including all other Bridge Parity Securities outstanding one year or more from the date of initial issuance) then outstanding, have an aggregate fair value at that time less than or equal to $20,000,000 and in excess of $10,000,000, then (x) the Company shall obtain a favorable opinion as to the fairness to the Company of the continuation in existence of the Bridge Parity Securities from a financial point of view from an investment bank, financial advisory firm or nationally recognized accounting firm or (y) holders of shares of Series B Preferred Stock shall determine, by a separate vote as a class, whether the existence of the Bridge Parity Securities should be continued or whether, in the alternative, the terms of the Bridge Parity Securities should be modified to convert the Bridge Parity Securities into Junior Securities. If Bridge Parity Securities remain outstanding one year after the date of initial issuance and such Bridge Parity Securities, together with other Parity Securities which are not Bridge Parity Securities (but including all other Bridge Parity Securities outstanding one year or more from the date of initial issuance) then outstanding, have an aggregate fair value at that time less than or equal to $10,000,000, the Bridge Parity Securities shall continue in existence and become Parity Securities described in clause (i) of this Section 6(d).

         7. Limitation and Rights Upon Insolvency. Notwithstanding any other provision herein, the Company shall not be required to pay any dividend on, or to pay any amount in respect of any redemption of, the Series B Preferred Stock (and there shall not then be deemed to be Legally Available Funds) at a time when immediately after making such payment the Company is or would be rendered insolvent (as defined by applicable law), provided that the obligation of the Company to make any such payment shall not be extinguished in the event that the foregoing limitation applies.

         8. Transfer or Similar Taxes on Shares Issued. The issue and delivery of stock certificates in connection with redemptions of Series B Preferred Stock shall be made without charge to the holder of Series B Preferred Stock so redeemed, and the Company shall pay any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue of stock and delivery of stock certificates (in connection with any redemption) in any name other than that of the holder of the Series B Preferred Stock so redeemed, and the Company shall not be required to issue any such stock or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         9. Shares to Be Retired. Any share of Series B Preferred Stock redeemed or otherwise acquired by the Company shall be retired and cancelled and shall upon cancellation be restored to the status of authorized but unissued shares of Preferred Stock, subject to reissuance by the Board of Directors as Series B Preferred Stock or shares of Preferred Stock of one or more other series.

         10. Record Holders. The Company and the Company's transfer agent may deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Company's transfer agent shall be affected by any notice to the contrary.

         11. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four Business Days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (a) if to the Company, to the attention of its corporate secretary or to an agent of the Company designated as permitted by the Company's Amended and Restated Articles of Incorporation, as amended; (b) if to any holder of the Series B Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of the Company's transfer agent); or (c) to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given.